EXHIBIT 99.1

August 11, 2004

Washington Group International Reports Second Quarter 2004 Results

All Business Units Profitable; Backlog Grows For Seventh Consecutive Quarter

Company Updates Fiscal Year-End 2004 Guidance

Financial Highlights

•                  New work awards of $882.5 million exceeded revenue by $198.0 million for the quarter.

•                  Backlog at the end of the quarter was $3.5 billion.

•                  Revenue for the quarter was $684.5 million.

•                  Operating income was $29.1 million.

•                  Net income was $13.3 million, resulting in earnings of $0.53 per basic and $0.49 per diluted share.

•                  No debt was outstanding and cash on hand was $214.1 million at the end of the quarter.

Boise, Idaho — Washington Group International, Inc. (NASDAQ:  WGII) today announced financial results for its second quarter ended July 2, 2004.

 “During the quarter all business units were profitable and we achieved growth in new work, revenue and backlog compared to the second quarter of 2003,” said Stephen G. Hanks, president and chief executive officer.  “The growth in backlog to $3.5 billion reflects an improvement in our domestic infrastructure and industrial process markets as well as continuing task orders that we have received to assist in the rebuilding of the Middle East.

“We are focused on creating a permanent presence in markets that best align with our skill sets and provide the greatest opportunities for continued growth, and it’s working as our improving backlog demonstrates.”

Corporate Performance

For the second quarter of 2004, the company reported revenue of $684.5 million and operating income of $29.1 million.  Net income for the quarter was $13.3 million, or $0.53 per basic share.  The impact of outstanding warrants and options resulted in diluted earnings per share of $0.49 for the quarter.  There was no dilutive impact in the second quarter of 2003.  Continued strong performance in the Energy & Environment, Defense, and Mining Business Units and earnings from the work in the Middle East drove results for the quarter.  The second quarter of 2003 included income from a claim settlement and a gain from the sale of a small non-core business.  Similar gains were not realized during the same period this year.

New work in the second quarter of 2004 was strong at $882.5 million with significant new awards in the Infrastructure Business Unit.  New work exceeded revenue for the seventh consecutive quarter, and backlog at the end of the second quarter grew to $3.5 billion — up $190.9 million from the end of the first quarter.  Information regarding the financial results for the second quarter of 2003 is located in the accompanying tables.

Business Unit Performance

•                  Energy & Environment:  For the second quarter of 2004, Energy & Environment generated revenue of $95.9 million and operating income of $14.4 million.  Revenue and operating income for the second quarter of 2004 declined from the second quarter of 2003, primarily due to an increase in fees in that period related to the renegotiation of a Department of Energy (DOE) management contract in 2003.  New work awards, mainly derived from existing DOE projects, totaled $78.0 million and the backlog at the end of the quarter was $452.0 million, down slightly from the first quarter.

•                  Defense:  For the second quarter of 2004, Defense generated revenue of $118.6 million and operating income of $9.2 million.  Operating income for the quarter declined from the second quarter of 2003 which included a negotiated settlement of $5.6 million.  New work awards, attributable primarily to ongoing threat reduction contracts, totaled $181.2 million.  Backlog at the end of the quarter was $694.9 million, up $62.6 million from the first quarter.

•                  Mining:  For the second quarter of 2004, Mining generated revenue of $25.6 million and operating income of $9.4 million.  Two new international projects and higher coal production in the United States contributed substantially to higher revenue for the quarter, compared to the same quarter last year.  Earnings from new mining projects accounted for much of the improvement in operating income, and the company’s MIBRAG joint venture in Germany continued to perform at a high level.  New work awards in the second quarter totaled $12.4 million.  Backlog at the end of the quarter was $398.2 million.

•                  Power:  For the second quarter of 2004, Power generated revenue of $146.9 million and operating income of $5.7 million.  Revenue and operating income benefited from a new generation power plant project in Wisconsin and ongoing work in the Middle East.  Operating income declined $10.1 million from the comparable 2003 quarter that included $9.7 million of operating income related to the successful completion of a steam generator replacement project.  New work awards for the quarter were relatively low at $57.1 million.  However, in July the company booked a $153.0 million contract for a power plant project in Puerto Rico and a $16.0 million design-engineering contract for a uranium enrichment facility in New Mexico.  Backlog was $342.0 million at the end of the quarter.

•                  Infrastructure:  For the second quarter of 2004, Infrastructure generated revenue of $199.4 million and operating income of $6.3 million.  Revenue and income were up over the prior year, impacted favorably by contracts in the Middle East that contributed $88.0 million of revenue and $9.6 million of operating income.  New work awards totaled $433.9 million for the second quarter of 2004 and included a $300.2 million light-rail project in Southern California.  Although the business unit has booked a significant amount of new work over the last year, the company, as a matter of policy, does not record earnings on fixed price construction projects until they are 20 percent complete so the new contracts are not yet contributing to earnings.  Backlog at the end of the second quarter increased from the end of the first quarter by $234.3 million to $1.3 billion.

•                  Industrial/Process:  For the second quarter of 2004, Industrial/Process generated revenue of $99.2 million.  Revenue grew by nine percent over the first quarter of 2004.  Global economic conditions continue to affect opportunities in this market.  However, there are indicators of improvement in the biopharmaceuticals and process markets and particularly in outsourcing of facilities management services.  Operating income for the quarter was $1.5 million, about the same as the comparable quarter in the prior year.  Second quarter new work awards that included a food and beverage construction contract were $121.0 million, and backlog increased from the end of the first quarter by $21.6 million to $349.6 million, the highest level in over a year.

Financial Position and Cash Flow:  Even though the work in the Middle East continues to require working capital, cash on hand increased $15.8 million during the quarter to $214.1 million.

 “Our financial position is strong and provides us the opportunity to make the investments required to start new projects and pursue profitable new business opportunities anywhere in the world,” Hanks commented.  “The fundamentals of our business continue to improve and, as a result, the company repriced a portion of our credit facility last week.  Overall, as a result of two repricings of our credit facility this year, interest expense for 2004 should be $9 to 10 million less than 2003.”

There were no borrowings under the credit facility during the quarter and there was no outstanding debt at quarter end.

Updated Guidance

Based on performance during the first half of the year combined with income generated on Middle East projects, Washington Group is increasing its earnings guidance for 2004.  The company also is increasing its estimate for new work for 2004 because of significant opportunities in the Power and Mining Business Units and the potential for additional task orders in the Middle East.

“We plan to review our outlook for 2005 in connection with our third quarter earnings release after we complete our strategic planning cycle,” said Hanks.

2004 Financial Guidance

	Current	Revised
Backlog	$3.6 - 3.9 B	$3.9 - 4.1 B
New Work	$2.9 - 3.2 B	$3.6 - 3.8 B
Revenue	$2.4 - 2.7 B	$2.8 - 3.0 B
Operating Income	$105.0 - 115.0 M	$115.0 - 125.0 M
Net Income	$35.0 - 45.0 M	$45.0 - 50.0 M
EPS-Basic	$1.40 - 1.80	$1.79 - 1.99
EPS-Diluted		$1.65 - 1.83

Footnote: Guidance for diluted EPS is based on average diluted shares for the first six months.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the second quarter 2004 results on August 12, 2004 at 11:00 a.m. (EDT).  The company will provide a webcast of its call live over the Internet on its corporate website at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 27,000 employees at work in over 40 states and more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets.

Markets

Markets served include, among others, power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2003.

Investor Contact	Media Contact
Earl Ward	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5698	208-386-5532
earl.ward@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(UNAUDITED)

	Three months ended		Six months ended
	July 2, 2004	July 4, 2003	July 2, 2004	July 4, 2003
Revenue	$684,484	$634,765	$1,438,648	$1,292,230
Gross profit	$37,736	$47,705	$75,125	$85,205
Equity in income of unconsolidated affiliates	7,119	6,506	17,799	15,268
General and administrative expenses	(15,792)	(13,025)	(29,754)	(23,136)
Other operating income	—	4,605	—	4,605
Operating income	29,063	45,791	63,170	81,942
Interest income	596	465	1,190	831
Interest expense	(3,602)	(6,449)	(8,016)	(13,394)
Other expense, net	(740)	(607)	(1,269)	(680)
Income before reorganization items, income taxes, and minority interests	25,317	39,200	55,075	68,699
Reorganization items	1,245	(3,700)	1,245	(3,700)
Income tax expense	(10,758)	(15,678)	(22,810)	(28,510)
Minority interests in income of consolidated subsidiaries	(2,524)	(5,534)	(7,164)	(9,421)
Net income	$13,280	$14,288	$26,346	$27,068
Net income per share:
Basic	$.53	$.57	$1.05	$1.08
Diluted	$.49	$.57	$.96	$1.08
Common shares outstanding:
Basic	25,216	25,000	25,175	25,000
Diluted	27,111	25,123	27,350	25,066

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	July 2, 2004	January 2, 2004
ASSETS
Current assets
Cash and cash equivalents	$214,068	$238,835
Accounts receivable, including retentions of $12,603 and $13,663, respectively	260,781	248,456
Unbilled receivables	184,874	142,250
Investments in and advances to construction joint ventures	18,842	26,346
Deferred income taxes	83,839	89,320
Other	37,317	43,804
Total current assets	799,721	789,011
Investments and other assets
Investments in unconsolidated affiliates	162,305	145,144
Goodwill	347,948	359,903
Deferred income taxes	29,879	26,644
Other assets	18,591	18,928
Total investments and other assets	558,723	550,619
Property and equipment
Construction equipment	72,545	94,234
Other equipment and fixtures	29,704	28,500
Buildings and improvements	10,481	10,212
Land and improvements	2,491	2,491
Total property and equipment	115,221	135,437
Less accumulated depreciation	(51,300)	(64,544)
Property and equipment, net	63,921	70,893
Total assets	$1,422,365	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	July 2, 2004	January 2, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $23,024 and $21,184, respectively	$155,507	$176,300
Billings in excess of cost and estimated earnings on uncompleted contracts	171,189	170,182
Accrued salaries, wages and benefits, including compensated absences of $50,914 and $45,765, respectively	129,530	131,216
Other accrued liabilities	52,732	60,708
Total current liabilities	508,958	538,406
Non-current liabilities
Self-insurance reserves	61,790	58,674
Pension and post-retirement benefit obligations	108,066	104,090
Total non-current liabilities	169,856	162,764
Contingencies and commitments
Minority interests	52,461	48,469
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 25,216 and 25,046 shares issued, respectively	252	250
Capital in excess of par value	534,702	528,484
Stock purchase warrants	28,319	28,647
Retained earnings	106,110	79,764
Accumulated other comprehensive income	21,707	23,739
Total stockholders’ equity	691,090	660,884
Total liabilities and stockholders’ equity	$1,422,365	$1,410,523

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Six months ended
	July 2, 2004	July 4, 2003
Operating activities
Net income	$26,346	$27,068
Reorganization items	(1,245)	3,700
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(1,253)	(6,292)
Depreciation and amortization	8,416	17,333
Amortization of financing fees	1,554	6,050
Non-cash income tax expense	20,262	26,130
Minority interests in net income of consolidated subsidiaries	7,164	9,421
Equity in income of unconsolidated affiliates, less dividends received	(16,851)	(14,553)
Gain on sale of assets, net	(583)	(5,501)
Changes in operating assets and liabilities and other	(61,462)	(45,827)
Net cash provided (used) by operating activities	(17,652)	17,529
Investing activities
Property and equipment acquisitions	(16,075)	(5,970)
Property and equipment disposals	17,014	15,091
Distributions from (contributions to) unconsolidated affiliates	(3,499)	951
Proceeds from sale of business	—	17,700
Net cash used by investing activities	(2,560)	27,772
Financing activities
Payment of financing fees	(1,524)	—
Distributions to minority interests, net	(7,758)	(14,542)
Proceeds from exercise of stock options and warrants	4,727	—
Net cash used by financing activities	(4,555)	(14,542)
Increase (decrease) in cash and cash equivalents	(24,767)	30,759
Cash and cash equivalents at beginning of period	238,835	171,192
Cash and cash equivalents at end of period	$214,068	$201,951
Supplemental disclosure of cash flow information:
Interest paid	$7,027	$7,322
Income taxes paid, net	3,962	3,402

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended		Six months ended
	July 2, 2004	July 4, 2003	July 2, 2004	July 4, 2003
REVENUE
Power	$146.9	$125.2	$297.1	$301.4
Infrastructure	199.4	145.1	477.0	268.8
Mining	25.6	21.4	46.0	35.9
Industrial/Process	99.2	114.0	190.0	226.0
Defense	118.6	124.9	240.8	256.1
Energy & Environment	95.9	105.4	192.4	199.2
Intersegment and other	(1.1)	(1.3)	(4.7)	4.8
Total revenue	$684.5	$634.7	$1,438.6	$1,292.2

OPERATING INCOME
Power	$5.7	$15.8	$14.0	$23.3
Infrastructure	6.3	4.3	12.3	11.6
Mining	9.4	7.4	20.4	15.8
Industrial/Process	1.5	1.6	3.2	2.9
Defense	9.2	12.7	17.8	26.4
Energy & Environment	14.4	19.3	31.5	28.8
Intersegment and other unallocated operating costs	(1.7)	(2.3)	(6.3)	(3.7)
General and administrative expense, corporate	(15.7)	(13.0)	(29.7)	(23.1)
Total operating income	$29.1	$45.8	$63.2	$82.0

NEW WORK
Power	$57.1	$78.9	$142.5	$438.7
Infrastructure	433.9	368.2	718.2	400.9
Mining	12.4	118.1	26.2	145.3
Industrial/Process	121.0	81.2	285.5	210.7
Defense	181.2	118.4	294.1	225.5
Energy & Environment	78.0	99.3	203.1	193.5
Other	(1.1)	(2.0)	(4.7)	12.7
Total new work	$882.5	$862.1	$1,664.9	$1,627.3

		July 2, 2004	April 2, 2004	January 2, 2004
BACKLOG
Power		$342.0	$431.8	$496.7
Infrastructure		1,294.3	1,060.0	1,053.5
Mining		398.2	418.2	435.2
Industrial/Process		349.6	328.0	254.4
Defense		694.9	632.3	641.6
Energy & Environment		452.0	469.8	441.1
Total backlog		$3,531.0	$3,340.1	$3,322.5

EBITDA

We present earnings before interest, taxes, depreciation and amortization (“EBITDA”) because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in the various performance measures that it routinely produces and analyzes as a measure of liquidity. EBITDA is not a measure of operating performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

Our components of EBITDA are presented below:

(In millions)	Three months ended		Six months ended
(UNAUDITED)	July 2, 2004	July 4, 2003	July 2, 2004	July 4, 2003
Net income	$13.3	$14.3	$26.3	$27.1
Taxes	10.7	15.7	22.8	28.5
Interest expense	3.6	6.5	8.0	13.4
Depreciation and amortization (a)	4.3	8.0	8.5	17.3
Total	$31.9	$44.5	$65.6	$86.3

(a)          Depreciation and amortization includes $2.7 million and $6.8 million for the three and six months ended July 4, 2003, respectively, of depreciation on equipment used on a dam and hydropower project in the Philippines. Due to the completion of the project and the majority of the equipment being sold prior to 2004, there is no comparable depreciation for the three and six months ended July 2, 2004.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented in this news release.

	Three months ended		Six months ended
(In millions)	July 2, 2004	July 4, 2003	July 2, 2004	July 4, 2003
EBITDA	$31.9	$44.5	$65.6	$86.3
Tax expense	(10.7)	(15.7)	(22.8)	(28.5)
Interest expense	(3.6)	(6.5)	(8.0)	(13.4)
Reorganization items	(1.2)	3.7	(1.2)	3.7
Cash paid for reorganization items	(.6)	(3.8)	(1.2)	(6.3)
Amortization of financing fees	.8	3.0	1.5	6.1
Non-cash income tax expense	9.5	15.0	20.3	26.1
Minority interest in net income of consolidated subsidiaries	2.5	5.5	7.1	9.4
Equity in income of unconsolidated affiliates, less dividends received	(6.6)	(6.4)	(16.9)	(14.6)
Gain on sale of assets, net	—	(5.1)	(.6)	(5.5)
Changes in operating assets and liabilities and others	3.7	31.0	(61.5)	(45.8)
Net cash provided (used) by operating activities	$25.7	$65.2	$(17.7)	$17.5
Net cash used by operating activities for the six months ended July 2, 2004	$(17.7)
Less: Net cash used by operating activities for the three months ended April 2, 2004	43.4
Net cash provided by operating activities for the three months ended July 2, 2004	$25.7
Net cash provided by operating activities for the six months ended July 4, 2003		$17.5
Less: Net cash used by operating activities for the three months ended April 4, 2003		47.7
Net cash provided by operating activities for the three months ended July 4, 2003		$65.2